                                                                    Exhibit 10.7

                                LICENSE AGREEMENT

      THIS LICENSE AGREEMENT (the "Agreement") is made effective as of February 12, 1998 (the "Effective Date"), by and between VERSICOR INC., a Delaware corporation ("Versicor") and BIOSEARCH ITALIA S.P.A., a corporation organized under the laws of Italy ("Biosearch").

                                    RECITALS

      WHEREAS, Biosearch has developed a compound having the Biosearch code number BI 397 (the "Compound" as defined below) and is the owner of patent rights and know-how relating to the Compound;

      WHEREAS, Biosearch desires to have Versicor develop and register in specified countries (the "Territory" as defined below) pharmaceutical products containing the Compound for any therapeutic use;

      WHEREAS, Versicor desires to develop and commercialize Licensed Products (as defined below) in the Territory either by itself or with another party with whom Versicor will collaborate in developing and/or marketing such products and to receive the right and license under the Licensed Patents and Licensed Know-How (as defined below) to use, sell, offer for sale and import in the Territory Licensed Products;

      WHEREAS, Biosearch is willing to grant in the Territory the above-mentioned rights and license to Versicor under Licensed Patents and Licensed Know-How relating to the Licensed Products;

      NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      The following terms as used in this License Agreement shall have the meanings set forth in this Article:

      1.1 "Affiliate" shall mean any entity that directly or indirectly Owns, is Owned by or is under common Ownership with, a party to this Agreement. "Own" or "Ownership" shall mean direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable equity interest in any other type of entity, or means substantial control of a corporation.

      1.2 "Compound" shall mean the chemical substance identified by Biosearch's code number BI 397, formerly identified as MDL 63,397.

      1.3 "Licensed Compounds" shall mean the Compound or any other compound claimed in the Licensed Patents.


                                       1.

      1.4 "Licensed Know-How" shall mean all materials, data, techniques, know-how, practices, methods, inventions and information which, as of the Effective Date or during the term of the Agreement, (a) is owned by or licensed (with right to sublicense) to Biosearch, and (b) which is necessary or useful to the development, use, importation, or sale of the Licensed Products.

      1.5 "Licensed Patents" shall mean (i) U.S. patent application no. 08/640,681, filed July 29, 1992 and Canadian patent application no. 2109601, filed July 14, 1992, and all divisionals, substitutions, continuations and continuations-in-part, and (ii) any patents issuing therefrom, and all extensions, reissues, and renewals of such patents.

      1.6 "Licensed Product" shall mean human therapeutic [or prophylactic] products containing as an active ingredient the Licensed Compound, in any dosage and in such formulations and modes of administration as may be determined by Versicor.

      1.7 "Net Sales" shall mean the gross amount invoiced by Versicor, its Affiliates, and sublicensees, as the case may be, for sales of a Licensed Product to non-Affiliated third parties, less (a) discounts, including cash discounts, quantity discounts, prompt payment discounts, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups, retroactive price reductions or allowances actually allowed or granted from the billed amount with respect to the licensed Product in question, (b) credits or allowances actually granted upon claims, damaged goods, rejections or returns of Licensed Products, including recalls, regardless of the party requesting such, (c) freight, postage, shipping and insurance charges actually allowed or paid for Licensed Product, (d) commissions paid to third parties, (e) allowances for bad debt and (f) taxes, duties or other governmental charges levied or otherwise imposed on sale of Licensed Products, including without limitation value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds.

      1.8 "Territory" shall mean the United States and Canada.

                                    ARTICLE 2

                                 GRANT OF RIGHTS

      2.1 Biosearch License Grant. Biosearch hereby grants to Versicor an exclusive (even as to Biosearch) right and license, (with the right to sublicense) under the Licensed Patent Rights and Licensed Know-How, to develop, use, offer for sale, sell and import the Licensed Product(s) in the Territory.

                                    ARTICLE 3

                                   DISCLOSURE

      3.1 Disclosure of Know-How; Assistance of Biosearch Personnel. Promptly following execution of this Agreement, Biosearch shall, at its expense, (a) provide Versicor with


                                       2.

copies of all written Licensed Know-How in its possession or control and (b) use reasonable efforts to arrange for a complete disclosure and demonstration of all Licensed Know-How, by personnel of Biosearch or other knowledgeable former Biosearch personnel accessible to Biosearch, including making Biosearch personnel available for periodic telephone consultation to Versicor at reasonable intervals. Biosearch shall grant permission, upon written request and reasonable notice by Versicor, for former Biosearch personnel and former Biosearch consultants, as the case may be, to disclose and discuss Biosearch's proprietary information on the Compound to Versicor or its sublicensees and corporate partners solely in furtherance of the purposes of this Agreement.

                                    ARTICLE 4

                     DEVELOPMENT, REGISTRATION AND MARKETING

      4.1 Development Activities. Biosearch will conduct preclinical studies on the Licensed Compound at its expense, as described in Appendix A. All human clinical trials required for regulatory approval of a Licensed Product in Territory, will be conducted by Versicor or its corporate partner, if any, at the sole expense of Versicor or such partner. Versicor will have the right to subcontract any part of its development and clinical trial obligations in the Territory.

      4.2 Access to Consultants. Biosearch shall endeavor to provide access by Versicor to all consultants who have been involved in the development of the Compound by Biosearch and whom Versicor desires to retain for the purposes of this Agreement, to the extent such consultants are available and willing to work with Versicor. Subject to Section 3.1, all costs and expenses associated with retaining such consultants shall be borne by Versicor.

      4.3 Access to Preclinical and Clinical Data. At reasonable intervals, each party shall provide to the other copies of the providing party's preclinical and clinical data and information solely for the receiving party's (or its sublicensee's) use in obtaining regulatory approval to market Licensed Products in the Territory, in the case of Versicor, and outside the Territory, in the case of Biosearch.

      4.4 Commercialization. Versicor or its sublicensee shall use commercially reasonable efforts consistent with accepted pharmaceutical business practices and legal requirements to promote, market, distribute and sell the Licensed Products with the same level of effort used by Versicor in the marketing of its own products of similar market potential.

      4.5 Trademarks. The parties agree that the Licensed Products will be marketed and distributed under one single trademark per indication to the extent commercially practical and permitted by appropriate regulatory authorities. The parties shall confer as appropriate during the period in which the Licensed Products are in development to discuss and develop a trademark strategy or strategies for the Licensed Products consistent with the parties' objectives for commercialization of the Licensed Products in the parties' respective territories.


                                       3.
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                                    ARTICLE 5

                                    PAYMENTS

      5.1 Payments. In consideration of the rights and license granted under this Agreement, Versicor shall make the following payments to Biosearch:

            (a) License Fee. Subject to Section 5.8 below, Versicor shall pay Biosearch [ * ] in cash upon execution of this Agreement, of which [ * ] is non-refundable and [ * ] is subject to refund in accordance with Section 5.8.

            (b) Equity. Subject to Section 5.8, Versicor shall issue to Biosearch [ * ] of Versicor (the "Shares") on January 1, 1999, pursuant to a separate Stock Purchase Agreement to be entered into by the parties.

            (c) Milestone Payments. [ * ]

      5.2 Royalties. [ * ]


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                       4.

obligation to pay royalties to Biosearch, under this Section 5.2 shall be imposed only once with respect to the same unit of the Licensed Product.

      5.3 Accrual; Reports. No royalties shall accrue on the sales by Versicor to Versicor's Affiliated Companies or sublicensees of Versicor on any transactions between such entities. Royalties shall accrue only on sales of the Licensed Product from Versicor, Affiliated Companies of Versicor or sublicensees of Versicor to third parties that are not Affiliates of those entities, on a calendar quarter basis. Versicor shall pay to Biosearch the royalties due hereunder, including any royalties due from the sales of Licensed Product by Versicor's Affiliates or sublicensees on a quarterly basis, within two (2) months following the end of each calendar quarter for which royalties are due from Versicor. Each royalty payment shall be accompanied by a report summarizing the Net Sales made and the royalty payable thereon, including a description of any offsets or credits deducted from such royalty, on a product-by-product and country-by-country basis during the relevant three-month period.

      5.4 Foreign Exchange. All amounts payable under this Agreement shall be paid in U.S. dollars. The remittance of royalties payable on Net Sales made outside the United States will be payable in U.S. dollars to Biosearch at a bank and to an account designated by Biosearch using the selling rate of exchange for the currency of the country from which the royalties are payable as published by the Wall Street Journal, New York, N.Y., USA, for the last business day of the quarterly period for which the royalties are due.

      5.5 Records. Versicor shall keep accurate books and records setting forth the gross sales, adjusted gross sales, Net Sales, the amount of royalties payable to Biosearch as provided for herein, for each country with regard to the Licensed Product sold by Versicor, Versicor's Affiliated Companies or sublicensees of Versicor. Such books and records shall be retained by Versicor at its principal place of business for at least the three (3) years immediately following the calendar year to which each shall pertain. Such records shall be open during reasonable business hours for examination, at Biosearch's expense and not more than once per year, by an independent certified public accountant or accounting firm appointed by Biosearch and acceptable to Versicor, for the sole purpose of verifying the correctness of the calculation of payments made under this Agreement. Versicor shall not unreasonably withhold acceptance of an independent certified public accountant or accounting firm appointed by Biosearch. In the event that such audit shall indicate that in any calendar year the royalties which should have been paid by Versicor are at least ten percent (10%) greater than those which were actually paid by Versicor, then Versicor shall pay the cost of such audit. Any records or information received by Biosearch under this Section shall be Confidential Information for purposes of
Article 9.

      5.6 Taxes. Any tax required to be withheld by Versicor under the laws of any country for the account of Biosearch shall be promptly paid by Versicor for and on behalf of Biosearch to the appropriate governmental authority, and Versicor shall furnish Biosearch with proof of payment of such tax. Any such tax actually paid on Biosearch's behalf shall be deducted from royalty payments due Biosearch.

      5.7 Duration of Royalty Obligation. Versicor's royalty obligation as to each Licensed Product shall terminate on a country-by-country basis concurrently with the later of (a)


                                       5.
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the fifth anniversary of the Effective Date of this Agreement or (b) the expiration of the last to expire of the Licensed Patents coveting the use or sale of such Licensed Product in such country.

      5.8 Unsuccessful Preclinical Studies. If the results of the preclinical studies of the compound are not sufficiently successful to warrant commencement of human clinical trials, as determined in good faith by Versicor [ * ].

      5.9 Third Party Licenses. In the event Versicor must obtain a royalty-bearing license from a third party in order to use or sell a Licensed Product, then Versicor may credit against the royalty otherwise owing to Biosearch on Net Sales of such Licensed Product the amount paid as royalty to such third party based on such Net Sales.

                                    ARTICLE 6

                               SUPPLY OF COMPOUND

      6.1 Biosearch Manufacturing Facility; Rights. The Parties acknowledge that it is Biosearch's intention to establish a U.S. FDA approved manufacturing facility for both the bulk as well as finished Licensed Product, at its own expense. In the event Biosearch establishes such manufacturing facility in the appropriate time flame, it shall have the right to manufacture all of Versicor's requirements for preclinical, clinical and commercial quantities. Such right to manufacture and supply, as it applies to Phase III clinical supplies and commercial supplies, is contingent upon Biosearch having established such manufacturing site in the agreed upon time frame and its ability to supply at the commercial price referenced in Section 6.3. Should Biosearch not be able to establish such manufacturing facility, or not be able to supply at such price, Versicor shall have the right to contract with a Third Party for the manufacture and supply of its requirements of Licensed Product for sale in the Territory and Biosearch shall transfer to such Third Party all existing manufacturing know-how for such manufacture at a price equal to two percent (2%) of Versicor's annual Net Sales of Licensed Products.

      6.2 Clinical Supply. Biosearch shall supply all of Versicor's requirements of Licensed Product for the conduct of clinical trials at a price equal to Biosearch's cost to manufacture the Licensed Product on a timely basis.

      6.3 Commercial Supply. Biosearch shall supply all of Versicor's requirements of Licensed Product for commercial use, distribution, and sale in the Territory at a price not greater than fifteen percent (15%) of Versicor's Net Sales of the Licensed Product, but not less than Seven Dollars and Fifty Cents ($7.50) per gram of finished Licensed Product. The parties shall negotiate a separate Manufacturing and Supply Agreement consistent with this Article 6.


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


                                       6.

                                    ARTICLE 7

                                 INDEMNIFICATION

      7.1 Products Liability.

            (a) Versicor shall indemnify and hold harmless Biosearch, its Affiliates, directors, employees and agents against any and all claims, suits, actions, losses, damages, costs and expenses of any kind, including reasonable attorneys fees ("Losses"), with respect to death or injury to any person or damage to any property, resulting from the use, promotion, marketing and sale of the Compound or any Licensed Products by Versicor, its Affiliates, its sublicensees, distributors and customers, except to the extent such Losses result directly from the negligence or intentionally wrongful act or omission of Biosearch.

            (b) Biosearch shall indemnify and hold harmless Versicor, its Affiliates, directors, employees and agents against any and all claims, suits, actions, losses, damages, costs and expenses of any kind, including reasonable attorneys fees ("Losses"), with respect to death or injury to any person or damage to any property, resulting from the use, promotion, marketing and sale of the Compound or any Licensed Products by Biosearch, its Affiliates, its sublicensees, distributors and customers, except to the extent such Losses result directly from the negligence or intentionally wrongful act or omission of Versicor.

      7.2 Procedure. In the event Biosearch is seeking indemnification under
Article 7 it shall inform the Versicor of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Versicor to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested in the defense of the claim; however, Versicor party shall not settle or compromise any claim in a manner that imposes any restrictions or obligations on Biosearch or grants any rights to the Licensed Products or the Licensed Technology without the prior written consent of Biosearch, which consent shall not be unreasonably withheld.

                                    ARTICLE 8

                              INTELLECTUAL PROPERTY

      8.1 Ownership of Intellectual Property Resulting from Development Activities.

            (a) Versicor Results. Versicor shall own all inventions, proprietary information, and know-how resulting from Versicor's development, program for the Licensed Product (the "Versicor Results"), and any patents issuing therefrom. During the term of this Agreement, Biosearch may use, on a royalty-free basis, the Versicor Results solely for (i) the manufacture of Licensed Products, or
(ii) the development, use, sale or importation of Licensed Products outside the Territory.

            (b) Biosearch Results. Biosearch shall own all processes, inventions, formulations, proprietary information and know-how resulting from Biosearch's preclinical work (the "Biosearch Results") and any patents issuing therefrom. Such patents shall be deemed incorporated in the Licensed Patents and shall be subject to the provisions of this Agreement to


                                       7.

the extent the inventions claimed therein are necessary or useful to the development, use, sale or importation of Licensed Products in the Territory.

      8.2 Maintenance of Patents. Biosearch agrees to prosecute and maintain, at its own cost and expense, all of the patents and patent applications included in the Licensed Patents. At Biosearch's request, Versicor shall cooperate, in all reasonable ways in connection with the prosecution of all patent applications included within the Licensed Patents. Biosearch shall advise Versicor promptly of any significant developments in the prosecution of any Licensed Patent in the Territory, in particular of the issuance of or rejection of or of opposition to or of protest of any patent or application within the Licensed Patents. Should Biosearch decide that it is no longer interested in maintaining or prosecuting any Licensed Patent or part thereof, it shall promptly advise Versicor thereof and, at the request of Versicor, Biosearch shall assign free of charge such Licensed Patent or part thereof to Versicor. Upon assignment of such Licensed Patent or part thereof, Versicor will thereafter prosecute and maintain such Licensed Patent at its own cost to the extent that Versicor desires to do so.

      8.3 Infringement by Third Parties. Each party will notify the other promptly upon its becoming aware of any third party infringement of a Licensed Patent. The notice shall set forth the facts of such infringement in reasonable detail. Versicor shall have the primary right, but not the obligation, to initiate legal action with respect to such infringement at its own expense and deduct up to fifty percent (50%) of its reasonable litigation expenses from furore royalties or milestone payments due to Biosearch, provided that such deduction does not reduce the royalties or milestone payments payable in any quarter below fifty percent (50%) of the royalties or milestone payments otherwise due in such quarter. Upon receiving a recovery or award from such suit, such recovery and award shall be used first to reimburse Versicor for its reasonable litigation expenses actually incurred, then to reimburse Biosearch for the amounts of any unpaid royalties or milestone payments, and any remainder of the recovery and award shall be retained by Versicor for its own benefit and use. In any such infringement suit Biosearch shall, at the request of Versicor, render all reasonable assistance in the prosecution of such suit.

      8.4 Defense and Settlement of Third Party Claims. If a third party asserts that a patent or other right owned by it is infringed by the development, use, marketing, distribution, importation, offer for sale or sale of any Licensed Product, and such claim arises out of Versicor's use of a Licensed Patent or Licensed Know-How licensed hereunder, Versicor shall be responsible for defending such claim and all costs and expenses, including all damages and settlement amounts, incurred in such defense shall be credited against royalties payable by Versicor under Article 5.

                                    ARTICLE 9

                            CONFIDENTIAL INFORMATION

      9.1 Versicor shall keep the Biosearch Know-How in strict confidence and shall not use Biosearch Know-How except for the purposes of this Agreement. Any information disclosed pursuant to the Confidentiality Agreement between the parties dated May 16, 1997 (the "Initial CDA") shall be considered Biosearch Know-How and shall governed by the terms of this


                                       8.
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Agreement, and the Initial CDA shall terminate concurrently with the execution of and shall be superceded by this Agreement.

      9.2 Both Versicor and Biosearch agree to keep in strict confidence all other know-how as well as other information and data of confidential nature received from the other party under this Agreement and not to make any use thereof other than provided under this Agreement.

      9.3 The confidentiality obligations as per this Article 10 shall not apply to the extent that the Biosearch Know-How or other know-how or information and data are required by appropriate authorities to be submitted for purposes of registration of the Licensed Product; provided, however, that to the extent possible Such submissions shall be made on a confidential basis. The confidentiality and non-use obligations under this Article 10 shall extend for the term of this Agreement and five (5) years thereafter.

      9.4 The obligation of confidentiality and non-use as set forth in this
Article 10 shall not apply:

            (a) to information and data which, at the time of disclosure, was known by the recipient party or an affiliate, or which after disclosure was independently developed by the recipient party or an affiliate without use of such information and data, and which can be so demonstrated by the records of the recipient party or an affiliate, as the case may be; and/or

            (b) are public knowledge at the date of disclosure to the recipient party; and/or

            (c) become public knowledge at a later date without any fault of the recipient party or an affiliate; and/or

            (d) are disclosed to the recipient party or an affiliate by a third-party having the right to do so.

      9.5 Nothing in this Article 9 or this Agreement shall be construed to prevent either party from disclosing to its affiliates information and data obtained from the other party during this Agreement, provided that such information is used in a manner consistent with this Agreement, and further provided that said affiliates are bound by a like confidentiality obligation with respect to such information.

                                   ARTICLE 10

                         REPRESENTATIONS AND WARRANTIES

      10.1 Mutual Representations and Warranties. Each Party hereby represents and warrants as follows:

            (a) such Party is duly organized and validly existing under the laws of the state or government of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;


                                       9.

            (b) such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; and

            (c) this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery, and performance of the Agreement by such Party does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body, or administrative agency having jurisdiction over it.

      10.2 Biosearch Representations and Warranties. Biosearch hereby represents and warrants to Versicor that:

            (a) it has not granted any right to any Third Party with would conflict with the rights granted to Versicor hereunder relating to the patent applications, information, know-how, or data, which are the subject or this Agreement;

            (b) as of the Effective Date, it owns or controls under valid licenses and on an exclusive basis, all of the right, title, and interest in and to the Licensed Patents and the information and materials required to be disclosed to Versicor by it under Article 3 hereunder;

            (c) the manufacture, use, or sale of the Licensed Compound does not, and will not to the best of Biosearch's knowledge, hereunder infringe the intellectual property or other rights of any third party;

            (d) none of the Licensed Patents hereunder is invalid as of the Effective Date and Biosearch will inform Versicor immediately if it makes any determination to the contrary; and

            (e) as of the Effective Date the Licensed Patents have not been involved in any reissue, reexamination, interference, opposition, or equivalent proceeding.

      10.3 Disclaimer of Warranties. BIOSEARCH HEREBY DISCLAIMS ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO ANY COMPOUND OR OTHER MATERIALS IN WHATEVER FORM PROVIDED TO VERSICOR HEREUNDER.

                                   ARTICLE 11

                              TERM AND TERMINATION

      11.1 Term. This Agreement shall commence as of the Effective Date and, unless earlier terminated as provided herein, shall expire on the later of (i) the date on which Biosearch is no longer entitled to receive a royalty on a Licensed Product or (ii) the expiration of the last to expire of the licensed patents. Upon expiration of all royalties payable hereunder, Versicor shall retain a non-exclusive fully-paid and royalty-free licensed under the Licensed Know-How to manufacture, use, import, sell and offer for sale Licensed Products in the Territory.


                                      10.

      11.2 Termination for Breach.

            (a) Breach by Versicor. If Versicor materially breaches this Agreement at any time, and has not cured such breach within ninety (90) days after written notice thereof from Biosearch, or, if such breach is not curable within such ninety (90) day period, Versicor fails to use commercially reasonable efforts to cure such breach, then Biosearch may terminate this Agreement. Upon such termination, the licenses granted hereunder shall terminate, without prejudice to the application of Section 11.5 hereunder.

            (b) Breach by Biosearch. If Biosearch materially breaches this Agreement at any time, and has not cured such breach within ninety (90) days after written notice thereof from Versicor, or, if such breach is not curable within such ninety (90) day period, Biosearch fails to use commercially reasonable efforts to cure such breach, then Versicor's remaining payment obligations under this Agreement will be reduced by fifty percent (50%), including any remaining and unpaid License Fees and Milestones, and Versicor's royalty obligation hereunder shall be reduced to 5% of Net Sales of Licensed Products. If there is any bona fide dispute between the parties regarding the right of termination based on failure by Versicor to make a milestone or royalty payment when due, the disputed milestone or royalty payment, as the case may be, shall be paid into an interest bearing account by Versicor where it shall remain during the pendency of the dispute, and upon resolution of the dispute, paid, with accumulated interest, to the prevailing party.

      11.3 Early Termination by Versicor. If Versicor determines that in its reasonable business judgment based on scientific, medical, economic or other valid business reasons, it is not commercially reasonable to carry out further development or marketing of the Licensed Products, Versicor may terminate the Agreement, with sixty (60) days prior written notice, after any of the following events:

            (i) the determination by Versicor that the results of the pre-clinical studies are not sufficiently successful to warrant human clinical trials, as discussed pursuant to Section 5.8;

            (ii) the conclusion of Phase I clinical trials of the Licensed Product and receipt by Versicor of data sufficient to evaluate such trials;

            (iii) the conclusion of Phase II clinical trials of the Licensed Product;

            (iv) the conclusion of Phase III clinical trial's of the Licensed Product; Termination hereunder shall be effective sixty (60) days after receipt by Biosearch of written notice from Versicor, provided, however that Versicor may terminate any trial or development activity effective immediately on notice to Biosearch if an applicable law or regulatory decree requires such termination. In the event of any termination under this Section 11.3, the licenses granted hereunder by Biosearch shall revert to Biosearch.

      11.4 Survival of Sublicenses. In the event of termination of the licenses to Versicor under Section 11.2(a), any licenses granted to a Versicor sublicensee or partner (collectively, "Versicor Partner") shall survive and this Agreement may be assumed by the Versicor Partner


                                      11.

for the Versicor Partner's portion of the Territory, subject to adequate assurances to Biosearch of such Versicor partner's ability to perform Versicor's obligations hereunder.

      11.5 Surviving Rights and Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights, which may have accrued to the benefit of either party prior to such termination or expiration. The obligations and rights of the Parties under Sections 4.3 and 5.5, and Articles 7, 8, 9, 10, 11 and 12 shall survive termination or expiration of this Agreement.

                                   ARTICLE 12

                                  MISCELLANEOUS

      12.1 Assignment. Neither party shall assign or delegate the rights, duties, and obligations of this Agreement, except as expressly provided herein, without prior written consent of the other party. Either party may assign its rights or delegate its duties hereunder to its affiliates, or in connection with an acquisition, merger, sale of assets, or change of control of all or substantially all of the business unit to which this Agreement relates.

      12.2 Entire Agreement; Amendments. This Agreement contains the entire understanding between the parties relating to the subject matter hereof and supersedes any and all prior agreements, understandings and arrangements, whether written or oral, between the parties. No amendments, changes, modifications or alterations of the terms and conditions of this Agreement shall be binding upon either party hereto unless in writing and signed by both parties.

      12.3 Publicity. Any public disclosure of this Agreement or of the activities or rights hereunder, including but not limited to press releases, shall be reviewed and consented to by each party prior to such disclosure; provided, however, that the foregoing shall not apply to such disclosures (a) as may be required by law (including securities laws), provided that the party subject to such law shall seek confidential treatment of key commercial and scientific terms to the extent such treatment is available under law; (b) made in connection with an assertion of its rights under this Agreement; (c) made under a binder of confidentiality to any person or entity who may be interested in investing in or acquiring all or substantially all of the assets or securities of such party, or (d) made to its financial advisors provided that such party has used its best efforts in good faith to obtain a binder of confidentiality. Any consent required hereunder shall not be untimely or unreasonably withheld by either party.

      12.4 Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time

      12.5 Force Majeure. Neither of the undersigned parties shall be liable for loss, damage, or failure to perform its obligations under this Agreement, where such loss, damage, or failure was occasioned by contingencies beyond its control, including without limitation, strikes or work stoppages, lock-outs, riots, wars, delay of carriers, Acts of God, fire, floods, storms, and earthquakes, acts or failures to act by government or governmental agencies or instrumentalities,


                                      12.

or any other cause, beyond the reasonable control of the Parties, if and only if, the Party affected shall have used commercially reasonable efforts to avoid such occurrence. Each party will notify the other immediately, should any such contingencies occur. Nothing herein shall relieve a party from the obligation to pay promptly all payments that may be due under this Agreement.

      12.6 Notices. Any notice required to be given hereunder shall be considered properly given if sent in English by registered air-mail, facsimile, telecopier, telex or by personal courier delivery to the respective address of each party as follows:

      for Biosearch:    Biosearch Italia S.P.A.
                        via R. Lepetit 34
                        21040 Gerenzano (Varese)

                        Attention: President, Francesco Parenti, Ph.D.

                        Facsimile: +39-2-96474.400

      With a copy to:   Pavia Ansaldo
                        Studio Legale
                        Via della Annunciata, 7
                        20121 Milan ITALY

                        Attention: Avv A. Migone De Amicis

                        Facsimile: +39.2.6570203

      For Versicor:     Versicor Inc.
                        34790 Ardentech Court
                        Fremont, California 94555

                        Attention: Chief Executive Officer

                        Facsimile: (510) 739-3003

      With a copy to:   Cooley Godward LLP
                        5 Palo Alto Square
                        3000 E1 Camino Real
                        Palo Alto, California 94306

                        Attention: Barbara Kosacz, Esq.

                        Facsimile: (650) 857-0663

or to such other address as a party may designate in a notice given in accordance with this Section.


                                      13.

      12.7 Governing Law. This Agreement shall be governed by the laws of England and Wales, without regard for the choice of law provisions of that jurisdiction or any other jurisdiction.

      12.8 Dispute Resolution. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall first submit such dispute to the parties' respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. Such designated officers are as follows:

For Versicor:  George Horner, III

               Chief Executive Officer

For Biosearch: Francesco Parenti, Ph.D.

               President

If such dispute is not resolved between the parties within thirty (30) days of notice of such dispute as set forth above, either party may commence international arbitration as provided in this Section 12.8. Such dispute shall be referred to and finally resolved by arbitration under the London Court of International Arbitration Rules, which Rules are deemed to be incorporated by reference into this Section 12.8. The number of arbitrators shall be three, one of whom shall be a solicitor of at least fifteen (15) years standing. The place of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English.

      12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same document.

      12.10 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the parties when entering this Agreement may be realized.

      12.11 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.


                                      14.

      IN WITNESS WHEREOF, the parties have executed this Agreement by their proper officers as of the date and year first above written.


VERSICOR INC.                                  BIOSEARCH ITALIA S.P.A.



/s/ George F. Horner, III                      /s/ Francesco Parenti, Phd.
------------------------------                 ---------------------------------
George F. Horner, III                          Francesco Parenti, Phd
CEO                                            President

Date:_________________________                 Date:____________________________


                                      15.

                                   APPENDIX A

                         Development Plan Up to Phase I


                                      16.

                                            Colleretto Giacosa, December 9, 1997
                                                                      0425/97mkt

Dr. Malabarba
BIOSEARCH Italia S.p.A.
Via R. Lepetit, 34
21040 Gerenzano (VA)

      Dear Dr. Malabarba,

      As for your request we are sending you the study programme for the development of your product BI 397, up to Phase I.

TOXICOLOGY

1)    Acute Toxicity studies in rodents

      Animal species: S.D. rats and CD1 mice
      Administration routes: 2 (oral and intravenous)
      Type of study: LD50 determination
      Start of the study: beginning of January 1998
      Draft report: March 1998

2)    Dose Range Finding (DRF) Study in Sprague Dawley rats

      Treatment period: 2 weeks
      No animals/group: 12 (6M + 6F)
      Groups: 4 (control + 3 dose levels)
      No total animals: 48
      Administration route: intravenous
      Clinical signs: daily
      Body weight and food consumption: weekly
      Hematology, hematochemistry, urinalysis: 4th week
      Organ weights and Gross pathology; all animals
      Histopathology: target organs, all animals
      Start of the study: second half of January 1998
      Draft report: April 1998

3)    4-Week Toxicity Study in Sprague Dawley rats; followed by recovery period

      Animal species: S.D. rats
      Administration route: intravenous
      Animals/group: 20 (10F + 10M)
      No groups: 4 (control + 3 dose levels)
      Additional animals for recovery: 40 (10 M + 10F in control and high dose groups)
      Recovery period: 4 weeks
      Total animals: 120
      Formulate analysis (*): 1st and 4th week
      Clinical signs: daily
      Body weight and food consumption: weekly
      Ophthalmoscopy: pre-study, 4th week and after recovery period Hematology, hematochemistry and urinalysis: on 10 animals/sex/group, at the end of the study and after recovery period
      Organ weights and Gross pathology: all animals
      Histopathology (**); control and high dose groups (C- D3)

      Toxicokinetics

      Sampling time: 5 times to be defined after the first and the last administration
      No. blood samplings/animal: 1
      N. animal/sampling time: 4 (2M + 2F)
      No. total unknown samples: 120
      Plasma levels of active ingredient by a HPLC analytical method in biological fluids supplied by the Sponsor. The method will be set-up and re-validated (short validation) for rat plasma.
      PK analysis and statistics
      Start of the study: half February 1998
      Draft report: June 1998

4)    Dose Range Finding (DRF) Study in Beagle dogs

      No animals/group: 2 (1M + 1F)
      Groups: 1, ascending doses up to the Maximum Tolerated Doses that will be maintained for 1 week
      Administration route: intravenous
      Body weight and food consumption: weekly
      Hematology, ematochemistry, urinalysis: pre-study and at the end of the study
      Organ weights and Gross pathology: all animals
      Histopathology: target organs, all animals
      Start of the study: second half of January 1998
      Draft report: April 1998

3)    4-Week Toxicity Study in Beagle dogs; followed by recovery period

      Administration route: intravenous
      Animals/group: 6 (3 F+ 3M)
      No. groups: 4 (control + 3 dose levels)
      Additional animals for recovery: 8 (2M + 2F in control and high dose groups)
      Recovery period: 4 weeks
      Total animals: 32
      Formulate analysis (*): 1st and 4th week
      Clinical signs: daily
      Body weight and food consumption: weekly
      Ophthalmoscopy: pre-study, 4th week, and after recovery period Hematology, hematochemistry and urinalysis: pre-study,, at the end of the study and after recovery period
      Organ weights and Gross pathology: all animals
      Histopathology (**); control and high dose groups (C- D3)

      Toxicokinetics

      Sampling time: pre-dose + 5 times to be defined after the first and the last administration
      No. blood samplings/animal: 2
      N. animal/sampling time: 2 (1M + 1F)
      No. total unknown samples: 72
      Plasma levels of active ingredient by a HPLC analytical method in biological fluids supplied by the Sponsor. The method will be set-up and re-validated (short validation) for dog plasma.
      PK analysis and statistics
      Start of the study: half February 1998
      Draft report: June 1998

GENETIC TOXICOLOGY

6)    Gene mutation test in mammalial cells (V79)
      Two independent assays, in presence and absence of metabolic activation Start of the study: January 1998
      Draft report: March 1998

7) Chromosome aberration test in human lymphocytes with and without metabolic activation two independent assays, two harvest times
      Start of the study: February 1998
      Draft report: May 1998

PHARMACOKINETICS

8)    Pharmacokinetic study in dogs

      Animal species: dog
      Administration route: intravenous
      Dosage levels: 1
      No of animals: 6 (3M + 3F)
      Sampling times: 10-12 in 24-48 hours
      Analysis plasma levels of the active principle by a validated analytical method supplied by the Sponsor
      Start of the study: February 1998
      Draft report: May 1998

SAFETY PHARMACOLOGY

The studies hereunder detailed will be carried out by specialised Laboratory which signed a cooperation agreement with RBM.
RBM itself will take care of the coordination and the monitoring of the studies.

A)    CNS - Irwin test (modified)

      Animal species: mouse
      Method: IRWIN neurobehavioural observation assessment test
      Effects sought: - pyschotropic, neurovegetative or neurobehavioural effects
                      - neurotoxicity

B)    Bleeding time

      Animal species: rat
      Method: determination of the duration of bleeding following transection of the tip of the tail in anaesthetised animals
      N. animals/group: 8
      N. groups: 5 (vehicle, method-control, 3 test article dosage levels) Duration of the experimental period: 3 weeks
      Results by fax: 3 weeks after the end of the experimental period
      Draft report: 6 weeks after the end of the experimental period

C)    Platelet aggregation

      Animal species: rabbit
      Method: the test is undertaken ex vivo on a platelet-rich plasma obtained from rabbit's blood. Kinetics of aggregation is measured ex vivo by turbidimetric method using and aggregometer.
      Effects sought: anti-aggregant effect
      Aggregating agents: arachidonic acid, collagen
      N. animals/group: 6
      For each aggregating agent, groups will be as follows:
      Group 1: vehicle
      Group 2: method-control group
      Group 3: test substance at a high concentration (often 10-4M)
      Note: If an effect is seen at a concentration of 10-4M, a second step will be undertaken with aiming to determine IC50 (concentration which inhibits 50% of the aggregation induced by the aggregating agent)
      Other aggregating agents can be used (ie PAF acether, A23187, ADP) Duration of the experimental period: 4 weeks
      Results by fax: 3 weeks after the end of the experimental period
      Draft report: 6 weeks after the end of the experimental period

D)    Cardiovascular and respiratory effects in anaesthetized dogs

      Animal species: dog, Beagle
      N. animals: 5
      Method: spontaneously breathing animals anaesthetised with pentobarbital Parameters measured:
      - Air flow rate (by means of a pheumotacograph)
      - Tidal volume
      - Transpulmonary pressure
      - Airway resistance and dynamic compliance respiratory rate
      - Arterial blood gases (pO2, pCO2), arterial pH and HCO3-
      - Systolic, diastolic and mean blood pressure
      - Heart rate
      - ECG (lead U), cardiac conduction times; PR, QRS, QT and QTe intervals The vehicle and then the test substance will be tested on 5 animals at 3 or 4 increasing doses administered at 30 min regular intervals
      Duration of the experimental period: 4 weeks
      Results by fax: 4 weeks after the end of the experimental period
      Draft report: 8 weeks after the end of the experimental period

E     Effects on the autonomic nervous system

      Animal species: rat
      N. animals/group: 8
      N. groups: 5 (vehicle, method-control, 3 test article dosage levels) Test method:
      - measurement of arterial pressure and heart rate in conscious and catheterised freely-moving rats
      - measurement of the baroflex sensitivity using the steady-state method Effects sought:
      - effect on the baroflex, sensitivity
      - sympatholytic or parasympatholytic effect
      - sympathomimetic or parasympathomimetic effect
      - ganglioplecgic effect
      - anatagonism of serotonin
      Duration of the experimental period: 5 weeks
      Results by fax: 4 weeks after the end of the experimental period
      Draft report: 8 weeks after the end of the experimental period

PHASE I

The indicative proposal for a Single Ascending Dose and Repeated Dose studies in healthy volunteers will be sent you within this week. The clinical phase of the studies can be performed in our Clinical Pharmacology Unit at Bourn Hall Clinic, Bourn - Cambridgeshire, UK.
The analytical phase of the studies will be carried out at RBM.

ADDITIONAL COSTS

Formulate analysis (*):
According to GLP requirements the test article formulates used in Repeated Dose Toxicity studies must be checked for stability, homogeneity and concentration prior to and during the study (at planned intervals).
These determinations may be performed either by RBM or by the Sponsor itself. In both cases, Standard Operating Procedures must be followed.
Analysis performed by RBM: the additional cost will be quoted on the basis of the analytical method available

Histopathology (in rodents) (**):
If deemed necessary by the Study Director, histological analysis of target organs will be extended to the intermediate dose groups. Additional cost will be charged.
Testicular staging assessment for the evaluation of possible effects on spermatogenesys can be done as additional investigation.

Hemodynamic parameters (in Dogs)
Blood Pressure (BP), Heart Rate (HR) and BCG recordings could be included in the study design of repeated dose toxicity studies in dogs.

ANALYTICS

Prior to perform pharmacokinetic and toxicokinetic studies, we will proceed t the transfer, check of performance and short validation of the anlytical method supplied by the Sponsor in rat and dog plasma. Furthermore, a complete validation in human plasms will also be performed in order to have the method ready-to-use for Clinical Pharmacokinetics (Phase I studies).

Please do not hesitate to contact us for any further information you may need. Best regards,

                                                /s/ Fabio Pizzocheri
                                                Fabio Pizzocheri
                                                Marketing Manager)